Exhibit 5.1

September 22, 2005

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Drew Industries Incorporated

Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Drew Industries Incorporated, a Delaware corporation (the “Company”), we have been requested to render this opinion for filing as Exhibit 5.1 to the Company’s Registration Statement on Form S-3, which is being filed with the Securities and Exchange Commission on or about September 22, 2005 (the “Registration Statement”).

The Registration Statement covers 2,088,388 shares (the “Shares”) of Common Stock of the Company, which are being registered for sale by the selling stockholders, of which 1,888,388 shares (the “Outstanding Shares”) are issued and outstanding and 200,000 shares (the “Option Shares”) are issuable upon exercise of options.

We have examined the Company’s Restated Certificate of Incorporation, the Company’s By-Laws, and related minutes of action taken by the Board of Directors of the Company. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals.

Based upon the foregoing, we are of the opinion that:

(i)	The outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; and
(ii)	The issuance of the Option Shares has been duly authorized and the Option Shares will, when issued in accordance with the terms of the options, be validly issued, fully paid and non-assessable.

Harvey F. Milman, who is of counsel to this firm, has served as general counsel and assistant secretary of the Company since 1969 and the Company’s Vice President – Chief Legal Officer since March 2005. Mr. Milman beneficially owns 7,800 shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

PHILLIPS NIZER LLP

By:	/s/ Brian Brodrick
Brian Brodrick, Partner